EXHIBIT (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Runway Growth Finance Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title		Feel Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to be paid	—	—		—		—	—	—	—	—	—	—	—	—

Fees Previously Paid	Equity	Common Stock, par value $0.01 per share	(2)(3)

	Equity	Preferred Stock, par value $0.01 per share	(2)

	Other	Warrants	(4)
	Equity	Subscription Rights	(2)

	Debt	Debt Securities	(5)
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)		457	(o)	—		$250,000,000	0.0000927	$23, 175

Carry Forward Securities

Carry Forward Securities	—	—		—		—	—	—	—	—	—	—	—	—

Total Offering Amounts(5)								$250,000,000		$23,175

Total Fees Previously Paid								$250,000,000		$23,175

Total Fee Offset										$—

Net Fee Due										$0

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of determining the registration fee. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under this registration statement.
(2)	Subject to note 6 below, there is being registered hereunder an indeterminate number of shares of common stock, preferred stock, or subscription rights as may be sold, from time to time.
(3)	Includes such indeterminate number of shares of the Registrant’s common stock as may, from time to time, be issued upon conversion or exchange of other securities registered hereunder, to the extent any such securities are, by their terms, convertible or exchangeable for common stock.
(4)	Subject to note 6 below, there is being registered hereunder an indeterminate number of the Registrant’s warrants as may be sold, from time to time, representing rights to purchase common stock, preferred stock or debt securities of the Registrant.
(5)	Subject to note 6 below, there is being registered hereunder an indeterminate number of debt securities of the Registrant as may be sold, from time to time. If any debt securities of the Registrant are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate price to investors not to exceed $250,000,000.
(6)	In no event will the aggregate offering price of all securities issued from time to time by the Registrant pursuant to this Registration Statement exceed $250,000,000.